Exhibit 10.54

FIRST AMENDMENT

TO THE

EMPLOYEE RETENTION PLAN

AirTran Holdings, Inc. (the “Company”) adopted that certain Employee Retention Plan, effective as of September 26, 2010, a copy of which is attached hereto as Exhibit A (the “Plan”), and pursuant to the terms of the Plan, the Administrator hereby amends the Plan (the “Amendment”) effective as of the          day of November 2010 (the “Effective Date”):

WITNESSETH:

WHEREAS, pursuant to the terms of the Plan, the Compensation Committee was appointed as the Administrator of the Plan; and

WHEREAS, the Administrator is authorized and empowered to further amend or terminate the Plan at any time; and

WHEREAS, the Administrator desires to amend and has authorized such amendment of the Plan, pursuant to that certain Unanimous Written Consent of the Administrator, dated as of November     , 2010.

NOW, THEREFORE, the Administrator hereby amends the Plan, as of the Effective Date, as follows:

1. Section 6, “Payment of Retention Bonus,” sub-paragraph (a) shall be amended to delete the existing text in its entirety and to insert the following text in place thereof, such that Section 6(a) as amended reads as follows:

“(a) If a Closing occurs on or before the End Date then, in the case of Covered Employees who are Officers, and subject to Section 7(c), fifty percent (50%) of the Retention Bonus will be paid in a lump-sum payment on the first business day following the ninetieth (90th) day following the Closing and the remaining fifty percent (50%) of the Retention Bonus will be paid in a lump-sum payment on the first business day following the one hundred eightieth (180th) day following the Closing.”

2. All the provisions of the Plan not specifically mentioned in this Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Amendment. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed, in accordance with the Plan, by an authorized officer of the Company and AirTran Airways, Inc., the Company’s wholly owned subsidiary, as of the Effective Date.

AIRTRAN HOLDINGS, INC.		AIRTRAN AIRWAYS, INC.

By:		By:
	Executive Vice President		Executive Vice President

EXHIBIT A

EMPLOYEE RETENTION PLAN

In connection with the transactions contemplated by the draft Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 26, 2010, by and among Southwest Airlines Co., a Texas corporation (“Southwest”), Guadalupe Holdings Corp., a Nevada corporation and wholly owned direct subsidiary of Southwest (“Merger Sub”), and AirTran Holdings, Inc., a Nevada corporation (“AirTran” provided that for purposes of this Agreement, AirTran shall also include its Subsidiaries and Affiliates, and any successor thereto (as determined in accordance with Section 9 below) in which Merger Sub is either merging with and into AirTran and as the surviving corporation of such merger, AirTran will thereby become a wholly owned subsidiary of Southwest (the “Transaction”), AirTran hereby adopts this Employee Retention Plan (the “Plan”) effective on the day preceding the date of Merger Agreement as set forth above (the “Effective Date”).

SECTION 1. PURPOSE.

(a) The Compensation Committee recognizes that the consideration of the Transaction can be a distraction to AirTran’s Covered Employees and can cause AirTran’s Covered Employees to consider alternative employment opportunities. The Plan is intended to (i) ensure that AirTran will have the continued dedication and objectivity of its Covered Employees notwithstanding the possibility or occurrence of the Transaction, (ii) provide AirTran’s Covered Employees with enhanced financial security and incentive and encouragement to remain with AirTran notwithstanding the possibility or occurrence of the Transaction, and (iii) in the event the Transaction occurs, during the applicable retention period.

(b) The Compensation Committee has determined that the adoption of the Plan is in the best interests of AirTran’s stockholders.

SECTION 2. DEFINITIONS.

(a) “Administrator” means the Compensation Committee of AirTran’s Board, or in the event the Compensation Committee is dissolved by the Board, then another duly constituted committee of members of the Board, or officers of AirTran as delegated by the Board (a “Designee”).

(b) “Affiliate” with respect to any entity means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the entity, whether now or hereafter existing, provided that prior to the Transaction, for the purposes of the Plan, AirTran shall not constitute an Affiliate of Southwest and Southwest shall not constitute an Affiliate of AirTran.

(c) “Board” means AirTran’s Board of Directors.

(d) “Cause” means:

(i) In the case of Covered Employees who are Officers with executive benefits agreements, “Cause” as defined therein prior to the Transaction and “Just and Substantial Cause” as defined therein after the Transaction.

(ii) In the case of all other Covered Employees:

Exhibit A-1

(I) the Covered Employee’s material failure to perform the reasonable duties and responsibilities of his or her position;

(II) any act of personal dishonesty taken by the Covered Employee in connection with his or her responsibilities as an employee of AirTran and intended to result in his or her material personal enrichment;

(III) the Covered Employee’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a detrimental effect on AirTran’s reputation or business; or

(IV) the Covered Employee’s breach of any fiduciary duty owed to AirTran by the Covered Employee that has a detrimental effect on AirTran’s reputation or business.

(e) “Closing” has the same definition as such term has in the Merger Agreement.

(f) “Compensation Committee” means the Compensation Committee of the AirTran Board.

(g) “Covered Employee” means each individual who is eligible to participate in the Plan in accordance with Section 4(a) below.

(h) “End Date” means September 26, 2011 or, if the End Date in the Merger Agreement is extended by written agreement among the parties thereto, then the End Date as specified in such written agreement.

(i) “Excluded Officer” means Robert L. Fornaro, Steven A. Rossum, Richard P. Magurno or Stephen J. Kolski.

(j) “Good Reason” means the occurrence of one or more of the following without the Covered Employee’s written consent:

(i) In the case of Covered Employees who are Officers with executive benefits agreements:

(I)	an event which shall give rise to a constructive termination right thereunder; or

(II)	any other action or inaction that constitutes a material breach of the terms of this Plan with respect to the applicable Covered Employee.

(ii) In the case of all other Covered Employees:

(I)	a reduction in the Covered Employee’s annual base cash compensation equal to the lesser of (A) Ten Thousand Dollars ($10,000) or more or (B) fifteen percent (15%) or more, in each case as compared to the Covered Employee’s annual base cash compensation immediately prior to the Closing;

(II)	a change in the Covered Employee’s principal work location resulting in a new one-way commute that is more than thirty (30) miles greater than the Covered Employee’s one-way commute prior to the change in the Covered Employee’s principal work location, regardless of whether the Covered Employee receives an offer of relocation benefits; or

Exhibit A-2

(III)	the failure to make a payment contemplated by Section 6 or any other action or inaction that constitutes a material breach of the terms of this Plan with respect to the applicable Covered Employee.

Notwithstanding the foregoing provisions of this Section 2(j), any assertion by a Covered Employee of a Separation from Service or other termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (A) the Covered Employee must provide written notice to the Administrator of such condition within thirty (30) days of the initial existence of the condition; (B) the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of such notice by the Administrator; and (C) the date of the Covered Employee’s Separation from Service or other termination of employment must occur within seventy (70) days after the initial existence of the condition specified in such notice.

(k) “Notice of Participation” means the individual notice (a form of which is shown in Appendix A) that informs the Covered Employee of his or her designation as a participant in the Plan and which sets forth the amount and schedule of payments that such Covered Employee may be eligible to receive under the Plan.

(l) “Officers” means any officer of AirTran, who is not an Excluded Officer.

(m) “Payment Date” means, if a Closing occurs on or prior to the End Date, each date on which a payment of all or a portion of a Covered Employee’s Retention Bonus is scheduled to be made in accordance with Section 6(a) or Section 6(b), as applicable.

(n) “Plan” means this Employee Retention Plan.

(o) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.

(p) “Separation from Service” means a Covered Employee’s “separation from service” as such term is defined in Treas. Reg. § 1.409A-1(h).

SECTION 3. ADMINISTRATION.

With respect to all Covered Employees, the Plan will be interpreted and administered by the Administrator. The Administrator will have the exclusive power and discretion to construe the terms of the Plan and perform such acts as it deems necessary or appropriate to effect the purpose of the Plan. The Administrator’s actions will be final and binding on all persons, including the Covered Employees, and will have the maximum deference afforded by law. Notwithstanding the foregoing, if the Board, as the case may be, has delegated authority to one or more officers of AirTran in accordance with Section 2(a) above, the delegate may not interpret or construe the terms of the Plan in a manner that would otherwise materially increase the cost or materially change the type or scope of benefits, whether individually or in the aggregate, to be provided under the Plan. For the avoidance of doubt, the Administrator shall have no authority to affect any amendment or termination of the Plan other than in accordance with Section 8 hereof, including, without limitation, to affect any amendment of the Plan following the Closing that reduces the amount payable pursuant to Section 6 to any Covered Employee without the consent of each Covered Employee affected by the amendment or termination.

The Administrator, or such officer or officers of AirTran designated by the Compensation Committee, each of whom shall be deemed to be an “Administrator” solely for the purposes of this Section, shall provide each Covered Employee who is identified pursuant to Appendix B with a Participation

Exhibit A-3

Agreement on which the Administrator shall designate the amount of such Covered Employee’s Retention Bonus as determined in accordance with Section 5.

The Administrator will not be liable for any action or determination made by the Administrator with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that the Administrator incurs in connection with the administration of this Plan will be borne by the Company. The Administrator will not be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and the Administrator will be fully indemnified and held harmless by AirTran in respect of any such action, determination or interpretation.

SECTION 4. ELIGIBILITY.

(a) Each of AirTran’s executive officers, senior and junior officers, directors, staff managers, field managers, and administrative/clerical specialists identified by the Administrator shall be eligible for consideration to participate in this Plan, provided that such individual is employed by AirTran on the Effective Date of the Plan, receives a Notice of Participation, and is not excluded from the Plan by Section 4(b). Notwithstanding anything to the contrary herein, a Covered Employee described in the preceding sentence who is on short-term disability leave, as determined in accordance with AirTran’s leave policies, on the Payment Date will continue to be eligible to receive a Retention Bonus.

(b) A Covered Employee of AirTran will not be eligible to participate in the Plan or receive payments pursuant to Section 6 if:

(i) AirTran terminates and rehires the Covered Employee after the Effective Date.

(ii) On the Closing, the Covered Employee is on long-term disability leave, as determined in accordance with AirTran’s leave policies.

(iii) The Covered Employee is not an officer of AirTran and is on any seniority list of any union which is party to a collective bargaining agreement with AirTran.

(iv) The Covered Employee is an Excluded Officer.

SECTION 5. AMOUNT OF RETENTION BONUS.

Each Covered Employee will be eligible to earn a retention bonus under the Plan (the “Retention Bonus”). The Retention Bonus will be a fixed dollar amount determined as a function of the Covered Employee’s job category as determined by the Designee. The maximum amount of the Plan is set forth on Appendix B.

SECTION 6. PAYMENT OF RETENTION BONUS.

If the conditions for payment of any Retention Bonus set forth in this Plan are satisfied, the Retention Bonus has not, prior to such payment, been forfeited as provided in Section 7, and subject to Section 12(a), the payment of the Retention Bonus will occur as follows:

(a) If a Closing occurs on or before the End Date then, in the case of Covered Employees who are Officers, and subject to Section 7(c), fifty percent (50%) of the Retention Bonus will be paid in a lump-sum payment on the date of the Closing and the remaining fifty percent (50%) of the Retention Bonus will be paid in a lump-sum payment on the first business day following the one hundred eightieth (180th) day following the Closing.

Exhibit A-4

(b) If a Closing occurs on or before the End Date then, in the case of Covered Employees who are not Officers, and subject to Section 7(c), one hundred percent (100%) of the Retention Bonus will be paid in a lump-sum payment on the first business day following the ninetieth (90th) day following the Closing.

SECTION 7. TERMINATION AND FORFEITURE OF BONUS AMOUNTS.

(a) Except as otherwise provided in Section 7(c) or Section 7(d), a Covered Employee must remain employed with AirTran through the applicable Payment Date in order to receive his or her Retention Bonus (or the portion thereof) that is scheduled to be paid on such date.

(b) If a Closing does not occur on or prior to the End Date, all Retention Bonuses awarded under this Plan will be forfeited and this Plan will terminate as of the End Date.

(c) In the case of Covered Employees who are Officers, if, on or after a Closing, which has occurred on or before the End Date, the Covered Employee is terminated by AirTran other than for Cause or the Covered Employee terminates his or her employment for Good Reason within one hundred eighty (180) days of the Closing, then subject to Section 12(b) any unpaid Retention Bonus (or portion thereof) will be paid on the first business day occurring on or after the forty-fifth (45th) day following the Covered Employee’s Separation from Service.

(d) In the case of Covered Employees who are not Officers, if, on or after a Closing, , which has occurred on or before the End Date, the Covered Employee is terminated by AirTran other than for Cause within ninety (90) days of the Closing, then subject to Section 12(b) any unpaid Retention Bonus (or portion thereof) will be paid on the first business day occurring on or after the forty-fifth (45th) day following the Covered Employee’s Separation from Service.

(e) Any Retention Bonus payable in accordance with Section 6 which is not paid to a Covered Employee in accordance with the terms of this Section 7 will revert to AirTran and will not be reallocated to any other Covered Employee.

(f) If Retention Bonuses are payable in accordance with Section 6(a) and a Covered Employee dies after the Closing but prior to the final Payment Date, the portion of his or her Retention Bonus scheduled to be paid after the Closing shall be paid to his or her designated beneficiary, if the Administrator permits the designation of a beneficiary, or, if no beneficiary has been designated (or the Administrator determines that it will not permit the designation of a beneficiary), to his or her estate within seventy (70) days following the death of such Covered Employee).

SECTION 8. AMENDMENT OR TERMINATION OF THE PLAN.

Although AirTran currently expects to continue the Plan, the Administrator reserves the right to amend or terminate the Plan at any time; provided, however, after a Closing, AirTran may not, without the Covered Employee’s written consent, amend or terminate the Plan in any way that (a) prevents the Covered Employee from becoming eligible for his or her Retention Bonus under the Plan, (b) reduces the amount of Retention Bonuses payable, or potentially payable, to a Covered Employee under the Plan. Any Plan amendment or termination will be made in writing and approved by the Administrator. Notwithstanding the foregoing, the Company may terminate the Plan in its sole discretion, without limitation and without requiring the consent of any other person (including any Covered Employee), upon or following the termination of the Agreement or (c) is adverse to a Covered Employee in any material respect.

Exhibit A-5

SECTION 9. ASSUMPTION BY SUCCESSOR.

Any successor to AirTran or to all or substantially all of AirTran’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as AirTran would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “AirTran” will include any successor to AirTran or to AirTran’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.

SECTION 10. RIGHTS UNDER THE PLAN.

This Section 10 will survive the consummation of the Transaction and the Closing. This Plan is intended to benefit, and may be enforced by, the Covered Employee and his or her respective heirs, representatives, successors and assigns, and will be binding on all successors and assigns of AirTran and Southwest.

SECTION 11. NO GUARANTEE OF FUTURE SERVICE.

Participation in the Plan will not provide any guarantee or promise of continued service of the Covered Employee with the Company, and AirTran retains the right to terminate the employment of any Covered Employee at any time, with or without Cause, for any reason or no reason. However, as described in the Plan, a Covered Employee who terminates employment on or after the Transaction may be entitled to benefits under the Plan depending upon the circumstances of the Covered Employee’s Separation from Service or other termination of employment.

SECTION 12. TAXES.

(a) AirTran will withhold from any distributions under the Plan any amount required to satisfy any applicable income, employment and other tax withholding obligations.

(b) Notwithstanding anything to the contrary in this Plan, if AirTran determines that the Covered Employee is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s Separation from Service (other than due to death), then to the extent delayed commencement of any portion of the benefits to which the Covered Employee is entitled pursuant to this Plan, when considered together with any other payments or benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such Deferred Compensation Separation Benefits will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Covered Employee’s Separation from Service. All subsequent Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. An employee generally will be a specified employee only if (among other things) he or she owns at least one percent (1%) of AirTran’s stock or is considered an officer of the Company within the meaning of Section 409A. AirTran will inform the Covered Employee if it determines that he or she is a specified employee at the time of his or her Separation from Service. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her Separation from Service but prior to the six (6) month anniversary of his or her Separation from Service, then any payments delayed in accordance with this Section 12(b) will be payable in a lump sum as soon as administratively practicable after the date of the Covered Employee’s death.

(c) The foregoing provisions of this Plan are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax

Exhibit A-6

imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. AirTran reserves the right to amend the Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to a Covered Employee under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Covered Employee under the Plan. In no event will AirTran reimburse the Covered Employee for any taxes that may be imposed on him or her as a result of Section 409A.

SECTION 13. FUNDING.

No provision of the Plan will require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will AirTran maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Nothing contained in this Plan and no action taken pursuant to the provisions of the Agreement will create or be construed to create a trust of any kind. No property that may be acquired or invested by AirTran in connection with the Plan will be deemed a security for the obligations to the Covered Employees hereunder, but will be, and continue for all purposes to be, part of the general funds of the Company. Covered Employees will have no rights under the Plan other than as unsecured general creditors of the Company.

SECTION 14. BONUS PLAN.

This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

SECTION 15. NONASSIGNABILITY.

To the maximum extent permitted by law, a Covered Employee’s right or benefits under this Plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

SECTION 16. SEVERABILITY.

If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted.

SECTION 17. CHOICE OF LAW.

All questions concerning the construction, validation and interpretation of the Plan will be governed by the laws of the State of Florida without regard to its conflict of laws provisions.

SECTION 18. ARBITRATION.

AirTran and each Covered Employee agree that any and all disputes arising out of the terms of this Plan, the Covered Employee’s employment by AirTran or Southwest with respect to this Plan, the Covered Employee’s service as an Officer of AirTran or Southwest with respect to this Plan, or the Covered Employee’s compensation and benefits with respect to this Plan or their interpretation and any of

Exhibit A-7

the matters herein, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in Orlando, Florida, who will be selected and appointed consistent with the JAMS Employment Arbitration Rules and Procedures, except that such arbitrator must have the qualifications set forth in this Section. Any arbitration will be conducted in a manner consistent with the JAMS Employment Arbitration Rules and Procedures, supplemented by the Florida Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to the Covered Employee’s obligations under this Plan.

SECTION 19. HEADINGS.

The headings in the Plan are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

SECTION 20. ENTIRE AGREEMENT.

This Plan and the corresponding Notice of Participation for each Covered Employee constitute the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Covered Employee and AirTran other than those as set forth or provided for herein; provided that nothing in this Plan will replace, supersede or reduce any change-of-control, severance, termination, bonus or other similar payment(s) to which the Covered Employee may be entitled pursuant to any other written plan(s) of AirTran in which the Covered Employee may participate or agreement(s) between AirTran and the Covered Employee including any employment agreement or executive benefits agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit A-8

An authorized officer of AirTran hereby certifies the adoption of the Employee Retention Plan effective as of September 26, 2010.

AIRTRAN HOLDINGS, INC.

By:
Executive Vice President

AIRTRAN AIRWAYS, INC.

By:
Executive Vice President

Exhibit A-9